Exhibit 107

Calculation of Filing Fee Table

F-3
(Form Type)

Mesoblast Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Aggregate Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Ordinary shares	457(c)	34,675,000	$1.9843	$68,805,603	(3)	0.0001531	$10,534.14

	Total Offering Amounts					$68,805,603			$10,534.14
	Total Fees Previously Paid								$-
	Total Fee Offsets								$0.00
	Net Fee Due								$10,534.14

(1)	In the form of American Depositary Shares (as evidenced by American Depositary Receipts, each representing 10 ordinary shares) have been registered on a separate registration statement on Form F-6 filed on January 5, 2024 (File No. 333-273532).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s ADSs on the Nasdaq Global Select Market on February 3, 2025, or $19.84, divided by 10 (to give effect to the 10:1 ratio of ordinary shares to ADSs).